EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333 195204) on Form S-3 of ETFS Silver Trust of our reports dated February 23, 2018, with respect to the statements of assets and liabilities of ETFS Silver Trust, including the schedules of investments, as of December 31, 2017 and 2016, and the related statements of operations and changes in net assets for each of the years in the three-year period ended December 31, 2017 and the related notes (collectively, the “financial statements”) and financial highlights for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10 K of ETFS Silver Trust.

/s/ KPMG LLP

New York, New York
February 23, 2018